Exhibit 10.20

Amendment 2016-1
to the
Devon Energy Corporation
defined contribution RESTORATION Plan

The Devon Energy Corporation Defined Contribution Restoration Plan (the "Plan") is amended, effective as of the date of execution hereof, as follows:

1.Effective as of the date of execution hereof, Section 7.8 of the Plan ("Claims Review Procedures") is amended to add new subsections (d) and (e), such new subsections to read as follows:

"(d)Exhaustion of Claims Procedures. A claim or action (1) to recover benefits allegedly due under the Plan or by reason of any law; (2) to enforce rights under the Plan; (3) to clarify rights to future benefits under the Plan; or (4) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a plan administrator or a party in interest (collectively, a "Judicial Claim"), may not be commenced in any court or forum until after the claimant has exhausted the Plan's claims and appeals procedures (an "Administrative Claim").  A claimant must raise all arguments and produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived every argument and the right to produce any evidence not submitted to the Committee as part of the Administrative Claim.  Any Judicial Claim must be commenced in the appropriate court or forum no later than 24 months from the earliest of (A) the date the first benefit payment was made or allegedly due; (B) the date the Committee or its delegate first denied the claimant's request; or (C) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 24-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 24-month period and the date that is 3 months after the final denial of the claimant's Administrative Claim, such that the claimant has exhausted the Plan's claims and appeals procedures.  Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 24-month limitations period (or, if applicable, expiration of the 3-month limitations period following exhaustion of the Plan's claims and appeals procedures) shall be time-barred.  Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 24-month limitations period (or, if applicable, the 3-month limitations period).

(e)Venue.  The courts of competent jurisdiction in Oklahoma City, Oklahoma shall have exclusive jurisdiction for all claims, actions and other proceedings involving or relating to the Plan, a plan administrator or a party in interest, including, by way of example and not limitation, claim or action (1) to recover benefits allegedly due under the Plan or by reason of any law; (2) to enforce rights under the Plan; (3) to clarify rights to future benefits under the Plan; or (4) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a plan administrator or a party in interest."

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DB1/ 89217215.1

IN WITNESS WHEREOF, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2016-1 to the Plan to be executed this 20th day of October, 2016.

DEVON ENERGY CORPORATION

By:  /s/ Tana K. Cashion_____________________
Name:  Tana K. Cashion
Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2016-1 to the Devon Energy Corporation

Defined Contribution Restoration Plan]